Exhibit 23.2

March 22, 2019

Golden Queen Mining Co. Ltd.

#2300 – 1066 West Hastings Street

Vancouver, BC V6E 3X2

Re:	Golden Queen Mining Co. Ltd. (the “Company”)
Annual Report on Form 10K

Reference is made to the Annual Report on Form 10-K of the Company for the year ended December 31, 2018 (the

“Annual Report”).

I hereby consent to the references to my name and to those portions of the summary of the technical report entitled

“Soledad Mountain Project Technical Report and Updated Feasibility Study”, dated February 25, 2015 issued by

Kappes, Cassiday & Associates, Mine Development Associates and Norwest Corporation (now Stantec Consulting Limited), which appear in the Annual Report and for which I am responsible for, and the incorporation therein of such references to the Company’s registration statement on Form S-3 (No. 333-221969) and on Form S-8 (No. 333-191478).

Yours truly,

/s/ Sean Ennis
Sean Ennis

Regional Business Leader, Mining

Stantec (formerly Norwest Corporation)